Exhibit 99.1

Investor Relations
Julie Kerekes
Treasurer and Sr. Managing Director, Global Tax and Investor Relations
(952) 887-8846, julie.kerekes@toro.com

Media Relations
Branden Happel
Senior Manager, Public Relations
(952) 887-8930, branden.happel@toro.com

For Immediate Release

The Toro Company Acquires Intimidator Group, Manufacturer of Spartan Mowers
Acquisition expands position in attractive zero-turn mower markets

BLOOMINGTON, Minn. (January 14, 2022) – The Toro Company (NYSE: TTC) today announced that it has acquired privately-held Intimidator Group, based in Batesville, Arkansas. The Intimidator Group designs and manufactures Spartan Mowers, a professional line of zero-turn mowers known for exceptional performance, durability and distinctive styling. Sold through an established dealer network, Spartan Mowers has strong brand recognition in southern regions of the United States, appealing to rural markets and large acreage customers. Intimidator Group also designs and manufactures an attractive line of powerful and versatile side-by-side utility vehicles that perform well in the toughest terrains.

“The addition of Spartan Mowers to our portfolio strategically positions us to be an even stronger player in the large and rapidly growing zero-turn mower market,” said Richard M. Olson, chairman and chief executive officer of The Toro Company. “Spartan’s product lineup complements our innovative Exmark and Toro branded equipment and provides unique opportunities to further leverage technology and design, procurement and manufacturing efficiencies. We are confident the combined efforts of our teams will help advance our strategic priorities while providing unparalleled products, technologies and service to our customers. This move also reinforces our commitment to disciplined capital deployment, including prudent investments in our business, strategic acquisitions, dividend growth and share repurchases, all of which position us to deliver compelling shareholder returns long-term.”

“Our success and growth is the result of our dedicated team of employees, dealers and supply partners for which we are truly thankful and excited to be taking this next step in our journey together,” said Robert and Becky Foster, owners of Intimidator Group. “The Toro Company has a rich history and proven track record of growing brands with the resources to fuel our future growth. With a shared commitment to furthering innovation, serving customers and supporting our people and communities, we look forward to joining The Toro Company and continuing to provide best-in-class products and service to our customers.”

The transaction has already received customary regulatory approvals. The purchase price was $400 million, which was paid with a combination of cash on hand and short-term borrowings under the company’s existing revolving credit facility. The Toro Company expects this acquisition to be modestly accretive to fiscal 2022 adjusted earnings excluding transaction and integration expenses.

For calendar year 2021, Intimidator Group net sales were approximately $200 million. To learn more about the Intimidator Group and Spartan Mowers, visit www.intimidatorgroup.com.

The Toro Company expects to provide updated full-year guidance that includes the acquisition of Intimidator Group when it reports its fiscal 2022 first quarter results.

About The Toro Company
The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment including turf and landscape maintenance, snow and ice management, underground utility construction, rental and specialty construction, and irrigation and outdoor lighting solutions. With sales of $4 billion in fiscal 2021, The Toro Company’s global presence extends to more than 125 countries through a family of brands that includes Toro, Ditch Witch, Exmark, BOSS Snowplow, Ventrac, American Augers, Trencor, Pope, Subsite Electronics, HammerHead, Radius HDD, Perrot, Hayter, Unique Lighting Systems, Irritrol, and Lawn-Boy. Through constant innovation and caring relationships built on trust and integrity, The Toro Company and its family of brands have built a legacy of excellence by helping customers work on golf courses, sports fields, construction sites, public green spaces, commercial and residential properties and agricultural operations. For more information, visit www.thetorocompany.com.

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